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Exhibit 10.18

10 September 2002

TRM (ATM) LIMITED
Unit 4, Brunel Centre
Newton Road
Crawley
West Sussex
RH10 2US

Dear Sirs

NOTICE OF ASSIGNMENT

        We refer to: (i) the Rental Agreement ref. TRM001 and the Supplemental Agreement thereto (together the "Agreement") made between yourselves and NCR Limited ("NCR"); and (ii) the Security Assignment dated 4 September 2002 ("TRM Assignment") by which you assigned to NCR by way of security all of your rights, title, benefit and interest in and to the Assigned Property (as defined therein). Copies of the Agreement and the TRM Assignment are annexed hereto for identification.

        We hereby give notice that pursuant to a security assignment dated 5 September 2002 and other arrangements made in connection therewith: (i) NCR has assigned to us by way of security all of its right, title, benefit and interest in and to the Agreement together with all of its right, title, benefit and interest in and to the Assigned Property assigned to NCR pursuant to the TRM Assignment (together the "Assigned Rights"); and (ii) the Products (as defined in the Agreement) have been sold to us.

        We hereby give further notice that by an assignment made on 10 September 2002 and arrangements made in connection therewith: (i) all of our rights, title, benefit and interest in and to the Assigned Rights have been assigned to CITICAPITAL LTD of CitiCapital House, 45 Clarendon Road, Watford, Hertfordshire WD17 1SZ (the "Owner"); and (ii) the Products have been sold to the Owner.

        Notwithstanding the assignments referred to above: (i) NCR remains liable to you to perform all of its obligations assumed under the Agreement and neither we nor the Owner are to be under any obligation of any kind whatsoever, and (ii) until you receive directions from the Owner to the contrary, you should continue to pay sums falling due under the Agreement to NCR and you should deal solely with NCR in relation to the invoicing and payment of rental charges and other sums falling due under the Agreement.

        If you wish to vary or terminate the Agreement, you should contact NCR in the first instance. However, any variation or termination will not be binding unless agreed in writing by the Owner.

        Please would you acknowledge receipt of this notice of assignment by countersigning and returning the enclosed copy of this letter.

/s/ Timothy Spring
For and on behalf of
 SUMMIT ASSET MANAGEMENT LIMITED

ACKNOWLEDGMENT

TO:    CITICAPITAL LTD.

        In consideration of the payment by you to us on demand of the sum of One Pound, we hereby acknowledge receipt of the Notice of Assignment of which this is a duplicate copy and acknowledge, confirm and agree as follows:

1.
we have received no other notices of assignment in respect of the Agreement or the Assigned Property;

2.
we will make all future payments of amounts falling due under the Agreement as specified in the Notice of Assignment.

3.
the copy of the Agreement annexed to the Notice of Assignment is a full and proper copy thereof and there are no agreements or purported agreements between NCR and us, or between Summit Asset Management Limited and us or between us and any other party, under which the terms of the Agreement are, or are purported to be, varied as between NCR and us, or as between us and any third party.

SIGNED

/s/ P. A. Townsley For and on behalf of TRM (ATM) LIMITED	Date 12/9/02

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  Exhibit 10.18
NOTICE OF ASSIGNMENT